Exhibit 23

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-97079) of HomeFed Corporation of our report dated February 18, 2014 relating to the consolidated financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 10‑K.

/s/

PricewaterhouseCoopers LLP

Los Angeles, California

February 18, 2014